Exhibit 99.1

CV Sciences, Inc. Reports First Quarter 2025 Financial Results

San Diego, CA - May 14, 2025 (ACCESS Newswire) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in hemp extracts and other proven science-backed, natural ingredients and products, today announced its financial results for the quarter ended March 31, 2025.

First Quarter 2025 and Recent Financial and Operating Highlights

•
Generated revenue of $3.6 million for the first quarter 2025 compared to $4.0 million for the first quarter 2024 and compared to $3.9 million for the fourth quarter 2024;
•
Recognized gross margin of 46.0% for the first quarter 2025 compared to 46.3% for the first quarter 2024 and compared to 43.2% for the fourth quarter 2024;
•
Cash balance of $0.8 million at quarter end compared to $0.5 million at the end of 2024;
•
Recognized an improved adjusted EBITDA loss of $0.3 million for the first quarter 2025 compared to $0.5 million for the first quarter 2024 and compared to $0.4 million for the fourth quarter 2024;
•
Entered into a financing with an institutional investor for net proceeds of $1.2 million; and
•
Launched our new plant-based company and product line – Lunar Fox, which will leverage our success with Cultured Foods in Europe. Our initial offering includes seven products that provide plant-based alternatives for traditional, animal-based proteins, including vegan cheese, egg and meat products. All Lunar Fox products are vegan, sustainable and nutritious food alternatives addressing consumer needs for the growing vegan category. The global vegan food market is expected to grow 5 times by 2030 with millennials and flexitarians as the driving force behind souring vegan food sales. Our Lunar Fox products are now available at select retailers throughout the U.S. market and online at www.lunarfoxfoods.com. The launch of our Lunar Fox product line represents a key milestone in our transition to a global health and wellness company.

“We are pleased with our first quarter 2025 results. Our gross margins remain very healthy at 46% and we anticipate further gross margin improvements in the second half of 2025. We are working diligently to achieve organic growth through new product development while continuing to pursue additional M&A opportunities to improve our top-line revenue, profitability and cash flow,” stated Joseph Dowling, Chief Executive Officer of CV Sciences. “Our gross margin and adjusted EBITDA progress demonstrates our cost-efficient execution as we move closer to profitability and positive cash flow. We are also making good progress on in-sourcing production of many of our current products through our acquisition of Elevated Softgels, which will help to further improve our gross margin over time. In addition, our continuous commitment to innovation will diversify our product offering and help mitigate some of the challenges we face with the uncertain state regulatory environment for the CBD category. We look forward to a more balanced product portfolio through further new product development and M&A opportunities that will help to improve our top-line revenue, profitability and shareholder value.”

Operating Results - First Quarter 2025 Compared to First Quarter 2024

Sales for first quarter 2025 were $3.6 million, a decrease of 10% from $4.0 million in the first quarter 2024. The decline is primarily due to lower sales volume. The total number of units sold during first quarter 2025 decreased by 11.8%, partially offset by increases in average sales prices of 0.9%. In addition, 35% of our net revenue for the first quarter 2025 was from new products launched since January 1, 2023. During this time period, we launched 34 new products.

We generated an operating income of $11,000 in the first quarter 2025, compared to an operating loss of $0.6 million in the first quarter 2024. The improvement is mostly due to the reversal of accrued payroll taxes of $0.5 million in the first quarter of 2025 and reduced operating expenses. The Company had negative adjusted EBITDA of $0.3 million for the first quarter 2025, an improvement of 40.0% compared to negative adjusted EBITDA of $0.5 million in the first quarter 2024.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss these results today at 4:00 pm EDT/1:00 pm PDT. The webcast of the conference call will be available on the Investor Relations section of the Company's website at https://ir.cvsciences.com/news-events or directly at https://viavid.webcasts.com/starthere.jsp?ei=1718204&tp_key=5ae745f8b7. Investors interested in participating in the live call can also dial (877) 407-0784 from the U.S. or international callers can dial (201) 689-8560. A telephone replay will be available approximately three hours after the call concludes, and will be available through Wednesday, May 21, 2025, by dialing (844) 512-2921 from the U.S. or (412) 317-6671 from international locations, and entering confirmation code 13753631.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) is a consumer wellness company specializing in nutraceuticals and plant-based foods. The Company's hemp extracts and other proven, science-backed, natural ingredients and products are sold through a range of sales channels from B2B to B2C. The Company's +PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are the top-selling hemp-extract brand in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. +PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. The Company also produces cannabinoid-free supplements under its +PlusHLTH™ brand, with targeted formulations to optimize health, improve performance, and increase vitality. Our Cultured Foods™ brand provides a variety of 100% plant-based food products that are distributed primarily in the EU and other select markets. Cultured Foods™ caters to individuals seeking vegan, gluten-free, or flexitarian options for a wholesome and satisfying culinary experience. In addition, the Company owns Elevated Softgels, a leading manufacturer of encapsulated softgels and tinctures for the supplement and nutrition industry. CV Sciences, Inc. has primary offices and facilities in San Diego, California, Grand Junction, Colorado, and Warsaw, Poland. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties. CV Sciences does not undertake any obligation to publicly update any forward-looking statements, except as required by applicable law. As a result, investors should not place undue reliance on such forward-looking statements.

Contact Information

ir@cvsciences.com

CV SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Product sales, net	$3,606	$4,002
Cost of goods sold	1,948	2,149
Gross profit	1,658	1,853

Operating expenses:
Research and development	30	36
Selling, general and administrative	2,139	2,437
Benefit from reversal of accrued payroll taxes	(522)	—
Total operating expenses	1,647	2,473

Operating income (loss)	11	(620)

Gain on extinguishment of debt	(38)	—
Other expense, net	151	2
Loss before income taxes	(102)	(622)
Income tax expense	7	6
Net loss	$(109)	$(628)

Weighted average common shares outstanding, basic and diluted	184,264	163,075

Net loss per common share, basic and diluted	$(0.00)	$(0.00)

CV SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash	$812	$454
Accounts receivable, net	430	522
Inventory	4,368	4,897
Prepaid expenses and other	353	370
Total current assets	5,963	6,243

Property and equipment, net	364	399
Right of use assets	257	94
Intangibles, net	90	93
Goodwill	988	971
Other assets	99	127
Total assets	$7,761	$7,927

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,496	$1,925
Accrued expenses	2,846	3,424
Current portion of operating lease liability	140	83
Current portion of long-term debt, net of debt issuance costs	770	677
Total current liabilities	5,252	6,109

Operating lease liability	115	19
Debt, net of debt issuance costs	498	—
Deferred tax liability	4	4
Total liabilities	5,869	6,132

Commitments and contingencies

Stockholders' equity
Preferred stock, par value $0.0001; 10,000 shares authorized; 1 shares issued as of March 31, 2025 and December 31, 2024; and no shares outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, par value $0.0001; 790,000 shares authorized as of March 31, 2025 and December 31, 2024; 184,264 shares issued and outstanding as of March 31, 2025 and December 31, 2024	18	18
Additional paid-in capital	88,951	88,773
Accumulated deficit	(87,090)	(86,981)
Accumulated other comprehensive income (loss)	13	(15)
Total stockholders' equity	1,892	1,795

Total liabilities and stockholders' equity	$7,761	$7,927

CV SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(109)	$(628)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	82	63
Stock-based compensation	118	30
Amortization of debt discount	149	—
Amortization of right of use assets	52	28
Gain on debt extinguishment	(38)	—
Benefit from reversal of accrued payroll tax	(522)	—
Other	80	108
Change in operating assets and liabilities:
Accounts receivable, net	100	(70)
Inventory	536	(102)
Prepaid expenses and other	18	109
Accounts payable and accrued expenses	(547)	(56)
Net cash flows used in operating activities	(81)	(518)

INVESTING ACTIVITIES
Purchases of property and equipment	(40)	—
Net cash flows used in investing activities	(40)	—

FINANCING ACTIVITIES
Proceeds from note payable	1,200	—
Debt issuance costs related to note payable	(82)	—
Repayment of note payable	(579)	(50)
Repayment of unsecured debt	(59)	(86)
Net cash flows provided by (used in) financing activities	480	(136)
Effect of exchange rate changes on cash	(1)	(1)
Net increase (decrease) in cash	358	(655)
Cash, beginning of period	454	1,317
Cash, end of period	$812	$662
Supplemental cash flow disclosures:
Interest paid	$2	$4
Income tax paid	$—	$6
Supplemental disclosure of non-cash transactions:
Services paid with common stock	$60	$62
Right of use asset financed by lease liabilities	$212	$—
Debt issuance cost for note payable	$(400)	$—

CV SCIENCES, INC.

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

We prepare our consolidated financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as net loss per share and Adjusted EBITDA included in this press release are different from those otherwise presented under GAAP. We use non-GAAP measures internally to evaluate our performance and make financial and operational decisions that are presented in a manner that adjusts from their equivalent GAAP measures or that supplement the information provided by our GAAP measures. The non-GAAP financial measures exclude non-cash compensation expense for stock options. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of the varying availability of valuation methodologies and subjective assumptions, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

Adjusted EBITDA is defined by us as EBITDA (net loss plus depreciation, amortization, interest expense, and income tax expense, further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We use Adjusted EBITDA because we believe it more clearly highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since Adjusted EBITDA eliminates from our results specific financial items that have less bearing on our core operating performance.

We use Adjusted EBITDA in communicating certain aspects of our results and performance, including in this press release, and believe that Adjusted EBITDA, when viewed in conjunction with our GAAP results and the accompanying reconciliation, can provide investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of Adjusted EBITDA is useful to investors in making period-to-period comparison of results because the adjustments to GAAP are not reflective of our core business performance.

A reconciliation from our GAAP net loss to non-GAAP net loss for the three months ended March 31, 2025 and 2024 is detailed below (in thousands, except per share data):

	Three Months Ended March 31,
	2025	2024
Net loss - GAAP	$(109)	$(628)
Stock-based compensation (1)	118	30
Benefit from reversal of accrued payroll tax (2)	(522)	—
Gain on debt extinguishment (3)	(38)	—
Note discount (4)	149	—
Net loss - non-GAAP	$(402)	$(598)

Diluted EPS - GAAP	$(0.00)	$(0.00)
Stock-based compensation (1)	—	—
Benefit from reversal of accrued payroll tax (2)	—	—
Gain on debt extinguishment (3)	—	—
Note discount (4)	—	—
Diluted EPS - non-GAAP	$(0.00)	$(0.00)

Shares used to calculate diluted EPS - GAAP and non-GAAP	184,264	163,075

(1)
Represents stock-based compensation expense related to stock options awarded to employees and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.
(2)
Represents benefit from reversal of accrued payroll tax associated with RSU release to founder in 2019.

(3)
Represents gain on extinguishment of debt related to our Streeterville note payable.
(4)
Represents amortization of OID/debt issuance costs for notes payable.

A reconciliation from our net loss to Adjusted EBITDA, a non-GAAP measure, for the three months ended March 31, 2025 and 2024 is detailed below (in thousands):

	Three Months Ended March 31,
	2025	2024
Net loss	$(109)	$(628)
Depreciation expense	76	59
Amortization expense	6	4
Interest expense	151	2
Income tax expense	7	6
EBITDA	131	(557)
Stock-based compensation (1)	118	30
Benefit from reversal of accrued payroll tax (2)	(522)	—
Gain on debt extinguishment (3)	(38)	—
Adjusted EBITDA	$(311)	$(527)

(1)
Represents stock-based compensation expense related to stock options awarded to employees and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.
(2)
Represents benefit from reversal of accrued payroll tax associated with RSU release to founder in 2019.
(3)
Represents gain on extinguishment of debt related to our Streeterville note payable.